EXHIBIT 99.1

                      EQUALNET AND CHERRY COMMUNICATIONS
                          ANNOUNCE INTENT TO COMBINE

      HOUSTON, Texas, July 2, 1997 - EqualNet Holding Corp. (Nasdaq: ENET), a telecommunications company offering discounted long distance services throughout the U.S., and Cherry Communications Inc., a privately-held, switch-based long distance provider with domestic and international operations, today announced that they have entered into a letter of intent to combine the two companies, subject to negotiation and execution of a definitive agreement. Upon completion of the proposed combination, the resulting company will be renamed Cherry Holding Corp.

      The proposed business combination is expected to be structured as a merger and will result in the shareholders of Cherry Communications owning approximately 91 percent of the combined company. Shareholders of EqualNet Corporation will retain the remaining nine percent.

      It is anticipated that the definitive agreement will contain customary terms and conditions to closing, including due diligence, shareholder approval, regulatory approval and the resolution of any material contingencies that could adversely affect the proposed business combination. The transaction is expected to be completed during the fourth quarter of calendar 1997.

      In a joint statement, Mr. Zane Russell, EqualNet's Chairman and CEO, and Mr. James Elliott, Chairman of Cherry Communications, said, "We expect the strategic combination of our two companies will create a stronger international competitor in the long distance services market. Cherry Communications has an established U.S. network of switches, as well as access to transatlantic fiber optic lines terminating in Europe. It is an aggressive competitor in the international market, with a particular emphasis on wholesale and commercial customers. EqualNet has primarily concentrated on serving the telecommunications needs of small business customers in the U.S. Together, we expect to provide cost-competitive domestic interstate, intrastate and international calling services to retail, wholesale and commercial users."

      According to a recent New York Times article dated June 7, 1997, Cherry was the tenth largest international long distance company, based on its 1996 revenues of $354 million. For the nine months ended March 31, 1997, EqualNet reported revenues of $36.1 million.

      EqualNet is a nationwide telecommunications company offering discounted major carrier long distance and other services. EqualNet's core strategy focuses on building relationships with customers and offering a wide range of telephone and data transmission products and services that meet the needs of small business consumers.

      Cherry Communications is a switch-based international telecommunications company specializing in carrier to carrier sales. Cherry's core strategy is the deployment of a global telecommunications network.

      This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release, including without limitation, EqualNet's business strategy, plans and objectives, are forward-looking statements. Although EqualNet believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results to differ materially from EqualNet's expectations include, without limitation, EqualNet's ability to secure financing on favorable terms, if at all; its ability to favorably settle pending inquiries from state regulatory agencies; increases in customer attrition rates; dependence on independent marketing agents; dependence on third-party carriers for telecommunications services; increased or continued provisioning delays by its carriers; changes in government regulation; general economic and competitive factors, and EqualNet's ability to implement and finance its marketing programs and other growth strategies. These factors are discussed in EqualNet's Annual Report on Form 10-K for the year ended June 30, 1996, and its Quarterly Report for the period ended March 31, 1997 which are on file with the Securities and Exchange Commission.